Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

                This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 5th day of November, 2007 by and between Optelecom-NKF, Inc., a Delaware corporation (the “Company”), and Edmund Ludwig, an individual (“Employee”).  All capitalized terms used and not defined herein shall have the respective meanings as set forth in the Employment Agreement between the Company and Employee dated as of November 4, 2002 (the “Employment Agreement”).

                WHEREAS the Company and Employee have entered into the Employment Agreement setting forth the terms and conditions of Employee’s employment by the Company; and

                WHEREAS the Company and Employee are desirous of amending the Employment Agreement and this Amendment has been reviewed and approved by the Compensation Committee of the Board of Directors of the Company.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Employment Agreement and herein, the parties agree as follows:

1.             Paragraph 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

                (a)           Base Salary.  Commencing January 1, 2008, Employee shall be paid a base salary in the annualized amount of not less than $254,100 payable in substantially equal bi-monthly or other installments in accordance with the general practice of the Company, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.  Commencing January 1, 2009, Employee shall be paid a base salary in the annualized amount of not less than $266,800, payable in substantially equal bi-monthly or other installments in accordance with the general practice of the Company, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.    Employee’s base salary will be reviewed annually and subject to adjustment by the Compensation Committee of the Board of Directors, in its sole discretion.

2.             Paragraph 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

                (b)           Bonus.  Employee shall be eligible for an annual bonus based upon Employee’s individual performance and specified sales, sales growth and profitability goals and objectives for the Company to be developed annually in good faith by the Compensation Committee of the Board of Directors, in consultation with Employee.  For calendar years 2008 and 2009, Employee shall be entitled to receive cash and equity incentives set forth in the Company’s incentive compensation program approved by the Compensation Committee, in its sole discretion, for such years upon satisfaction of the criteria set forth in such programs, with a cash incentive target equal to 55% of the current base salary for that year upon the achievement of 100% of target performance scalable above and below the target.  All equity incentives, if any, granted to Employee under the incentive compensation program shall be in the form of restricted stock awards.

3.             Paragraph 4(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

                (d)           Additional Cash Payment for Qualifying Service.  If Employee is engaged in a Qualifying Service (as defined in Section 16) on December 31, 2007, then he shall be entitled to an additional cash payment of $60,000, payable in a lump sum on January 2, 2008, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.  If Employee is engaged in a Qualifying Service (as defined in Section 16) on December 31, 2008, then he shall be entitled to an additional cash payment of $63,000, payable in a lump sum on January 2, 2009, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.  If Employee is engaged in a Qualifying Service (as defined in Section 16) on December 31, 2009, then he shall be entitled to an additional cash payment of $66,145, payable in a lump sum on January 4, 2010, subject to any and all customary payroll deductions for the FICA and any other federal, state and local taxes.

4.             Paragraph 6 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

                6.             Vacation.  During the Employment Period, Employee shall be entitled to accrue five (5) weeks paid vacation annually in accordance with the Company’s regular vacation policies in effect from time to time.

5.             Paragraph 14(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(f)                                    If, and only if, the Employee properly terminates his employment by retirement with notice pursuant to Paragraph 14(a)(v) above, and has not otherwise violated this Agreement, then (i) if Employee’s retirement is to take effect prior to July 1, 2008, the Company shall further pay to Employee an amount equivalent to two (2) weeks of the last annual base salary of Employee times the number of full years that Employee has been employed by the Company; (ii) if Employee’s retirement is to take effect between July

1, 2008 and June 30, 2009, the Company shall further pay to Employee, in 52 equal biweekly payments, the amount of $622,004, or (iii) if Employee’s retirement is to take effect after June 30, 2009, the Company shall further pay to Employee, in 52 equal biweekly payments, the amount of $672,293.  Additionally, Employee shall be eligible to continue to participate in the employee health plan then in effect through the two (2) year period of such payments provided in clauses (ii) and (iii) above.

6.             Except as specifically modified by this Amendment, all other terms and conditions of the Employment Agreement shall continue in full force and effect.

7.             This Amendment may be executed in two or more counterparts, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Third Amendment to Employment Agreement as of the date set forth above.

OPTELECOM-NKF, INC.

By:	/s/ David Lipinski
David Lipinski, Chairman
Compensation Committee

EMPLOYEE

/s/ Edmund Ludwig
Edmund Ludwig